Exhibit 99.1
FOR IMMEDIATE RELEASE
WWE® Names Michael Sileck Chief Operating Officer
     STAMFORD, Conn., February 9, 2007 - World Wrestling Entertainment Inc. today named Chief Financial Officer Michael Sileck as its new Chief Operating Officer. As COO, Sileck will be responsible for managing all of WWE’s global business operations. He will report to Vince McMahon, WWE Chairman.
     Frank Serpe, Senior Vice President, Finance and Chief Accounting Officer, will serve as acting CFO.
     “Mike is a proven asset to WWE,” said Linda McMahon, CEO. “He has the financial savvy and operational experience to execute WWE’s strategic vision and further our penetration of global markets.”
     Mrs. McMahon said that Sileck’s appointment will allow her to focus on the strategic growth of the company by building stronger business and government associations on a global basis and by identifying and developing new business opportunities.
     Sileck joined WWE in May 2005 as its Chief Financial Officer. He is a member of the company’s Board of Directors.
     Additional information on World Wrestling Entertainment Inc. (NYSE: WWE), can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Media Contact:	Gary Davis, 203-353-5066
Investor Contact:	Michael Weitz, 203-352-8642
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     Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.